Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of May 5, 2014, by and between The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of October 10, 2013 (the “Rights Agreement”) in order to implement a shareholder rights plan as more fully described therein;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates (as defined in the Rights Agreement) to make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights (as defined in the Rights Agreement) which the Company may deem necessary or desirable; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement as set forth herein and has authorized this Amendment by a duly authorized resolution.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is amended and restated in its entirety as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, and an amount equal to any tax or charge required to be paid under Section 9 hereof, by certified check, cashier’s check, bank draft or money order payable to the order of the Company, at or prior to the earliest of (i) the Close of Business on May 5, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.  Except for those provisions herein which expressly survive the termination of this Agreement, this Agreement shall terminate at such time as the Rights are no longer exercisable hereunder.”

2.              Amendment of Exhibit B.  The date “September 30, 2014” is hereby replaced with “May 5, 2014” in all places in which it appears in Exhibit B.

3.              Amendment of Exhibit C.  The section under “EXPIRATION.” of Exhibit C is hereby amended and restated in its entirety as follows:

“The Rights will expire on May 5, 2014.”

4.              Effect of Amendment.  Except as specifically modified herein, the Rights Agreement shall not otherwise be amended or supplemented by virtue of this Amendment, but shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof” or words of similar import referring to the Rights Agreement, and each reference in any other document to the Rights Agreement, “thereunder,” “thereof” or words of similar import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

5.              Successors.  All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

6.              Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.              Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

8.              Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.              Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		THE MEN’S WEARHOUSE, INC.

By:	/s/ Laura Ann Smith	By:	/s/ Jon W. Kimmins
	Name: Laura Ann Smith		Name: Jon W. Kimmins
	Title: VP — Corporate Compliance and Assistant Secretary		Title: EVP, CFO and Treasurer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Sharon Best-Jhagroo
	Name: Sharon Best-Jhagroo	By:	/s/ Michael Nespoli
	Title: Vice President		Name: Michael Nespoli
Title: Executive Director